Exhibit 99.1

                         NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2008 Results
_____________________________________________
Retirement and insurance product deposits up 5% and net flows up 37% year-over-year

Philadelphia, PA, July 29, 2008 – Lincoln Financial Group (NYSE:LNC) today reported net income of $125 million, or $0.48 per diluted share, for the second quarter of 2008, versus $376 million, or $1.37 per diluted share in the prior-year quarter. Net income for the current quarter included net realized losses on investments of $81 million, after tax, or $0.31 per diluted share, and a $139 million after tax, or $0.54 per diluted share, impairment of the media assets.

Income from operations for the second quarter of 2008 was $342 million, or $1.32 per diluted share, compared to second quarter 2007 income from operations of $374 million, or $1.36 per diluted share. Both periods reflect the company’s change in definition of income from operations. Income from operations in the current period included merger-related expenses of $16 million versus $30 million, pre tax, in the prior-year period. Return on equity (ROE), based on income from operations, was 12.0% for the second quarter of 2008.

The table attached to this release defines and reconciles income from operations, ROE, and book value per share excluding accumulated other comprehensive income (AOCI), non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Consolidated Retail Retirement and Insurance Deposits and Flows
Consolidated retail deposits into retirement and insurance products, which include individual annuities, defined contribution plans, individual life insurance, and other wealth accumulation and protection products, were $5.9 billion in the second quarter of 2008, up 5% over the year-ago quarter. Consolidated retail net flows in retirement and insurance products increased 37% to $2.5 billion, as compared to the 2007 period. Retirement and insurance account balances were $140 billion as of June 30, 2008.

Dennis R. Glass, president and CEO, said, “Lincoln Financial’s balanced operating earnings, strong manufacturing capabilities and significant distribution presence underscored the second quarter results. Even in tough economic conditions, our core retirement and insurance businesses remained strong, demonstrated by double-digit growth in our variable annuity and defined contribution net flows, stable growth in life insurance in force, and strong fundamentals in the group protection businesses driving earnings, net earned premium and sales growth. Our product expertise, market alignment and advice-driven distribution model position us well to fulfill the shifting needs in today’s demographics.”

Glass added, “While difficult external conditions have led to asset impairments, we remain well-positioned to execute on our strategy. We are balancing proven expense management skills and investments into new business initiatives, while maintaining our prudent and disciplined approach to risk management, capital and liquidity.”

Notable Items Affecting 2Q 2008 Income from Operations
($ in millions except per share data)	After-tax Amount	EPS
Individual Life Insurance (DAC Unlocking)	$ (7)	$ (0.03)
Other Operations (Expense Items)	(6)	(0.02)
Lincoln UK (Reserve Reduction)	6	0.02

After taking into account the notable items in both the current and 2007 period, year-over-year results were largely affected by the combination of alternative investment income and weak equity markets. Income from operations in the second quarter of 2008 included alternative investment income of $13 million compared to $70 million, pre tax, in the year-ago quarter. The current period’s results were also impacted by year-to-date weakness in the equity markets with the average of the S&P 500 up modestly in the second quarter of 2008 versus the first quarter and down 8% compared to the second quarter of 2007.

Second Quarter 2008 Segment Results
Individual Markets
Individual Annuities
Income from operations for the Individual Annuities segment was $116 million in the second quarter of 2008 versus $123 million in the year-ago period. Results in the current period reflect weak year-to-date equity markets, which were partially offset by positive net flows. The year-ago quarter included strong returns on the alternative investment portfolio.

In the quarter, gross deposits were $3.4 billion, up 5% over the year-ago period. Net flows for the segment were up 40% to $1.6 billion, reflecting continued strength in variable annuity product flows and improvement in fixed annuity product flows. Variable annuity product sales of $2.9 billion were up 8% sequentially and flat as compared to the second quarter of 2007, in a challenging equity market environment. Variable annuity product sales reflected successful launches and continued market share gains within key distribution partners.

Lincoln’s i4LIFE® Advantage, a patented retirement income management tool, recorded elections of $642 million in the second quarter, up 9% over the prior year. The i4LIFE® Advantage rider continues to attract new money to the company as 85% of the quarter’s elections were new contracts.

Individual Life Insurance
Individual Life Insurance income from operations was $153 million in the second quarter of 2008, compared to $176  million in the second quarter of 2007. The current quarter’s results included a net negative impact of approximately $7 million, after tax, primarily related to DAC unlocking. The segment was also impacted by weak overall returns on the alternative investment portfolio, as compared to especially strong returns in 2007.

Individual life insurance sales, reported as paid annualized premiums, were $153 million in the second quarter, down 15% from the year-ago quarter, reflecting similar conditions experienced in the first quarter of 2008, including weak economic conditions and a competitive pricing environment. MoneyGuard®, a universal life insurance policy with a long-term care rider, continued to gain traction across many strategic partner firms, posting consecutive quarters of double-digit growth over prior-year periods.

Employer Markets
Defined Contribution
Second quarter income from operations for Defined Contribution was $41 million, versus $47 million for the same period a year ago. Results in the current period reflect weak year-to-date equity markets, which were partially offset by expense reductions and positive net flows. The year-ago quarter included strong returns on the alternative investment portfolio.

In the quarter, overall deposits were $1.4 billion, driving total net flows to $237 million, more than tripling the prior-year levels. Deposits of $748 million in the mid-to-large market increased 27% over the 2007 quarter and net inflows were $449 million. Deposits in the micro-to-small market increased modestly to $389 million and net outflows improved by 89% over the prior year.

Executive Benefits
In the quarter, income from operations for Executive Benefits was $11 million, consistent with results in the second quarter of 2007.

Group Protection
For the second quarter, Group Protection’s income from operations was $32 million, versus $29 million in the prior-year period. The 2008 quarter reflected favorable non-medical loss ratios of 70.2% versus 70.8% in 2007. Group Protection’s unique business model, highly productive distribution organization and solid risk management discipline continued to drive favorable results.

Net earned premiums were $393 million in the second quarter, up 9% over the prior-year quarter, reflecting strong sales results in prior periods and favorable persistency. Annualized written premiums were $65 million, up modestly from the 2007 quarter.

Investment Management
The Investment Management segment reported income from operations of $15 million in the second quarter of 2008, compared to $11 million in the prior-year period. The prior-year period included net negative items of approximately $7 million, after tax, primarily related to unfavorable expenses. In the 2008 period, earnings continued to be impacted by equity markets, the sale of certain fixed income assets in late 2007, and negative net flows, which were partially offset by expense reductions.

Total deposits for the quarter were $3.5 billion compared to $6.2 billion a year ago. Total net outflows were $1.5 billion in the 2008 quarter, reflecting soft sales in a challenging economic environment.

Lincoln UK
For the second quarter, the UK segment’s income from operations was $18 million, compared to $12 million in the second quarter of 2007. The current period included approximately $6 million, after tax, of reserve releases primarily related to mortgage endowment complaints.

Other Operations
The operating loss in Other Operations was $44 million in the quarter, versus $36 million in the prior-year quarter. The 2008 quarter included approximately $6 million, after tax, of net negative items, primarily related to expenses, and approximately $16 million, pre tax, of merger-related expenses. The 2007 quarter included a $9 million, pre tax, pension curtailment gain.

Capital and Share Repurchase
As of June 30, 2008, the book value per share of Lincoln National Corporation common stock, including AOCI, was $40.85, compared with $43.58 a year ago. Book value per share, excluding AOCI, was $43.99, compared with $43.03 a year ago. The company repurchased 2.6 million shares in the second quarter at a total cost of $140 million.

Realized Gains and Losses/Impairment Charge
The company reported net realized losses on investments of $81 million, after tax and DAC, in the quarter. Gross realized losses from write downs for impairments on securities were $120 million, pre tax and DAC, including write downs of $73 million on residential mortgage backed securities supported by Alt-A collateral. Write downs for impairments also included $13 million of declines in values on securities which the company does not necessarily intend to hold until recovery.

The company recorded an impairment to goodwill and other intangible assets of $139 million, after tax, associated with its media holdings, a result of weak overall market conditions and future growth estimates for revenues in the radio industry.

2008 Outlook
Lincoln Financial does not expect material changes to its previous guidance except for those items noted below. The following represents modest refinements to existing guidance.

Fixed Product Investment Spreads
•	Fixed annuity spreads are expected to be in the 200-210 basis point range versus the previous guidance in the 200 basis point range.
•	Fixed life insurance spreads are expected to be in the 180-190 basis point range as compared to the previous guidance in the 180 basis point range.

Defined Contribution
•
Combined production growth rates in Defined Contribution’s targeted markets, including the micro-to-small and mid-to-large markets, are expected to be in the 15-20% range for the full-year, recognizing results are sensitive to equity market movements. Previous guidance called for full year production in the entire Defined Contribution segment to be in the 20% range.

Investment Management
•
Investment Management income from operations for 2008 is expected to be in the $50 million range, instead of the low-to-mid $50 million range, reflecting the equity market declines in the first half of the year.

•	Pre-tax operating margins for the full year are expected in the 16-18% range, versus the previous outlook in the 15-17% range, recognizing results are sensitive to equity market movements.

Lincoln UK
•
For the UK segment, Lincoln Financial expects 2008 earnings in the high $40 million range, compared to previous guidance in the low $40 million range, reflecting the current quarter’s results and assuming stable exchange rates.

Merger Integration
•	Merger-related expenses are expected to range from $10-15 million, pre tax, in the third quarter.

Capital Management
•	Lincoln Financial intends to repurchase approximately $100-125 million of stock during the remainder of 2008, consistent with previous full-year guidance of $500-600 million.

This outlook contains estimates that are forward-looking, and actual results may differ materially. Lincoln Financial’s actual experience in 2008 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time.  Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln Financial Group will discuss the company’s second quarter results and outlook for 2008 with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, July 30, 2008.
Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:
- Dial:   (877)-545-1402 (Domestic)
             (719)-325-4853 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its second quarter 2008 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia region, the companies of Lincoln Financial Group had assets under management of $221 billion as of June 30, 2008. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after-tax results excluding, as applicable, income (loss) from the initial adoption of changes in accounting principles, income (loss) from reserve changes (net of related amortization) on business sold through reinsurance, losses on early retirement of debt, including subordinated debt, income (loss) from discontinued operations, and losses from the impairment of intangible assets and realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the fair value of the embedded derivatives of our guaranteed living benefits within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative; net difference between the benefit ratio unlocking of SOP 03-1 reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products as required under SFAS 133/157.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

($ in millions, except per share data)	For the Quarters Ended June 30,		For the Quarters Ended June 30,
	2008	2007	2008	2007
Net Income	$125	$376	$414	$772
Excluded realized gain (loss), after-tax	(78)	4	(108)	25
Income (loss) from reserve changes (net of related amortization)
on business sold through reinsurance, after-tax	-	(8)	1	(8)
Impairment of intangibles, after-tax	(139)	-	(139)	-
Income (loss) from discontinued operations, after-tax	-	6	(4)	14
Income From Operations	$342	$374	$664	$741

Earnings Per Share (diluted)
Net income	$0.48	$1.37	$1.58	$2.79
Income From operations	1.32	1.36	2.54	2.67

Average Equity
(Excluding AOCI)	$11,357	$11,529	$11,404	$11,505

Return on Equity
Net income	4.4%	13.0%	7.3%	13.4%
Income from operations	12.0%	13.0%	11.6%	12.9%

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, by (b) common shares outstanding.  Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to the business operations.  Management believes that book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2008 and 2007 is set forth below.

	As of
	June 30,
	2008	2007
Book value per share, including AOCI	$40.85	$43.58
Per share impact of AOCI	(3.14)	0.55
Book value per share, excluding AOCI	$43.99	$43.03

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)	For the Quarters Ended June 30,
	2008	2007

Revenues	$2,582	$2,671
Net Income	125	376

EPS - Basic	$0.48	$1.39
EPS - Diluted	0.48	1.37

Average Shares - Basic	257,785,473	270,566,521
Average Shares - Diluted	259,617,020	274,403,573

	For the Six Months Ended June 30,
	2008	2007

Revenues	$5,174	$5,292
Net Income	414	772

EPS - Basic	$1.60	$2.83
EPS - Diluted	1.58	2.79

Average Shares - Basic	259,368,519	272,716,140
Average Shares - Diluted	261,190,788	276,939,825

Forward-Looking Statements—Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln's products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln's fixed annuity and life insurance businesses and demand for Lincoln's products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln's products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln's variable annuity products;

•
Ineffectiveness of Lincoln's various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of investor-owned life insurance business;

•
Changes in GAAP that may result in unanticipated changes to Lincoln's net income, including the impact of Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities;"

•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln's companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln's ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions, including Lincoln's ability to successfully integrate Jefferson-Pilot's businesses, to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, war or other man-made and natural catastrophes that may adversely affect Lincoln's businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln's business resulting from changes in the demographics of Lincoln's client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers;
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results; and

•	Continued economic declines and credit market volatility that could cause us to realize additional impairments on investments and certain intangible assets and dampen future earnings.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the release.